EX-99.1

Press Release

Aspen Appoints Liaquat Ahamed to Board of Directors

HAMILTON, Bermuda, October 31, 2007 — Aspen Insurance Holdings Limited ("Aspen") (NYSE:AHL) announced today that it has appointed Mr. Liaquat Ahamed to the Board as a non executive director with immediate effect.  Mr. Ahamed has also joined the Board’s Investment and Risk Committees.

Mr. Ahamed has a distinguished background in investment management with leadership roles that include heading the World Bank’s investment division, and Chief Executive Officer of Fischer Francis Trees & Watts, Inc., a subsidiary of BNP Paribas specializing in institutional single and multi-currency fixed income investment portfolios.  He is currently an adviser to the Rock Creek Group, an investment firm based in Washington D.C., a Board Member of the Rohatyn Group, and a member of the Board of Trustees at the Brookings Institution.

Mr. Ahamed holds an undergraduate degree from Trinity College, Cambridge University and an M.A. in Economics from Harvard University.

In addition to his business experience, Mr., Ahamed has written extensively on economics and finance issues, and his most recent work entitled, “Lords of Finance - a history of economic policies of the 1920s leading to the Great Depression”, is scheduled for publication in 2008.

Glyn Jones, Chairman of the Board of Aspen, commented: “I am very pleased that Liaquat, with his extensive expertise in fixed income securities, has joined our Board.  As Aspen’s investment portfolio has grown, it has taken on an increasingly important role in Aspen’s business and future success.  I look forward to Liaquat’s strategic contribution to Aspen’s investment direction and the Company in general.”

CONTACT:

Aspen Insurance Holdings Limited

Tania Kerno, Head of Communications

+44-20-7184-8855

Noah Fields, Head of Investor Relations

+1-441-297-9382

Press Inquires

Sarah Gestetner, Citigate Dewe Rogerson

+44-20-7379-5151

Eliza Johnson, Abernathy MacGregor

+1-212-371-5999

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, the United States, the United Kingdom, and Switzerland. For the six months ended June 30, 2007, Aspen reported gross written premiums of $1.1 billion, net income of $236.6 million and total assets of $7.1 billion. For more information about Aspen, please visit www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains written, and Aspen's officers may make related oral, "forward-looking statements" within the meaning of the U.S. federal securities laws regarding its board composition. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," "estimate," "may," "continue," and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen's control that could cause actual results to differ materially from such statements. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this release, please see the "Risk Factors" section in Aspen's Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission on February 22, 2007.

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